Exhibit 99.1
                                  News Release
September 7, 2000                                        Symbols: WIZ - CDNX
                                                                  WIZZF - OTC BB

                       WSI'S IANETT LAUNCHES THEME BASED SEARCH ENGINE

IANETT INTERNET TECHNOLOGIES, WWW.IANETT.COM, a developer of Internet business-to-business products, is pleased to announce the launch of its newly developed Theme Based Search Engine.

A Theme Based Search Engine (TBSE) allows users to search within a topic specific database. iaNett developed the database through the use of custom written data mining software. Databases are segregated into popular themes such as health, travel, and sports to allow the engine to focus on a topic specified by the user.

This Theme Based Search Engine will be targeted towards topic specific sites that do not require a comprehensive search engine. It will allow many web sites to cost effectively provide a value added service to their users.

"We have developed a Theme Based Search Engine in order to target a broad array of topic specific web sites. iaNett will be able to provide these sites with search content in harmony with the theme of their own web site," states iaNett President Shone Anstey. Delivery of the TBSE service to customers will be automated through online sign up for the new product.

ABOUT IANETT

iaNett, part of the WSi network of companies, develops and markets scalable Internet searching technology, empowering websites to fully integrate Internet search engine content to promote visitor retention and site appeal. The unique search engine technology is based on a progressive parallel-computing infrastructure, capable of scaling to search over one billion documents in less than one second. Unlike other search engine solutions that direct traffic away from a site, this initiative works to integrate a dedicated Internet search engine into a client's website to promote site stickiness and encourage visitors to return to the site.

ABOUT WSI INTERACTIVE

WSi Interactive Corporation is an innovative Internet business development and marketing firm whose objective is to capitalize on content and infrastructure opportunities on the Internet. WSi builds, manages and markets online businesses in the financial, e-tail and e-commerce, entertainment, and e-advertising sectors.

WSi focuses on early-stage companies where it can add significant value to the investment through a network of relationships and strategic alliances, using its experience to help Internet companies build traffic, develop brands, and capitalize on a variety of revenue streams.

To receive information on WSi by e-mail or fax, please forward your Internet address/fax # to: INFO@WS-I.COM/fax: 1-877-499-5806.

Investor Relations Toll Free: 1-888-388-4636

Website:  WWW.WS-I.COM

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy or accuracy of the contents of this release.